(h)(1)(i)

August 6, 2014

Mr. Todd Modic

Senior Vice President

Voya Funds Services, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Administration Agreement, dated March 7, 2013, as amended, between Voya Separate Portfolios Trust, formerly ING Separate Portfolios Trust, and Voya Funds Services, LLC, formerly ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Administrator to render administrative and other services to Voya Securitized Credit Fund (the “Fund”), a newly established series of Voya Separate Portfolios Trust, effective on August 6, 2014, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual administration fee indicated for the Fund, is attached hereto.

Please signify your acceptance to the administrative fee with respect to the Fund by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)
Voya Emerging Markets Corporate Debt Fund	0.10%
Voya Emerging Markets Hard Currency Debt Fund	0.10%
Voya Emerging Markets Local Currency Debt Fund	0.10%
Voya Investment Grade Credit Fund	0.10%
Voya Retirement Solution 2020 Fund	0.00%
Voya Retirement Solution 2025 Fund	0.00%
Voya Retirement Solution 2030 Fund	0.00%
Voya Retirement Solution 2035 Fund	0.00%
Voya Retirement Solution 2040 Fund	0.00%
Voya Retirement Solution 2045 Fund	0.00%
Voya Retirement Solution 2050 Fund	0.00%
Voya Retirement Solution 2055 Fund	0.00%
Voya Retirement Solution Income Fund	0.00%
Voya Securitized Credit Fund	0.10%